Exhibit 99.1

Contact: Stephen Purtell Senior Vice President Corporate Communications, Investor Relations and Treasurer +1-972-595-5180 investors@sftp.com

Six Flags Announces Third Quarter 2022 Performance

ARLINGTON, Texas — November 10, 2022 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company and the largest operator of waterparks in North America, today reported third quarter 2022 financial results.

“This was a year of transition for Six Flags, as we made bold changes to our business model in order to elevate the guest experience and to position the company for sustainable, long-term earnings growth,” said Selim Bassoul, President and CEO. “While it will take time to achieve our ambitious goals, we are encouraged by our recent progress, with guest spending per capita up nearly 50 percent year-to-date relative to 2019, and with attendance trends and season pass sales significantly accelerating in October and early November. We have an exciting lineup of new rides and immersive festivals planned for 2023, and we are optimistic that our momentum will continue through the upcoming season and beyond.”

Third Quarter 2022 Results

	Three Months Ended
(Amounts in millions, except per share data)	October 2, 2022	October 3, 2021	% Change vs. 2021
Total revenue	$505	$638	(21)%
Net income attributable to Six Flags Entertainment	$116	$157	(26)%
Net income per share, diluted	$1.39	$1.80	(23)%
Adjusted EBITDA (1)	$226	$279	(19)%
Attendance	8.0	12.0	(33)%
Spending per capita figures (2)
Total guest spending per capita	$60.96	$52.02	17%
Admissions spending per capita	$34.93	$28.70	22%
In-park spending per capita	$26.03	$23.32	12%

Total revenue for third quarter 2022 decreased $133 million, or 21%, compared to third quarter 2021, driven by lower attendance partially offset by higher per capita spending. The lower attendance was driven by an increase in ticket prices and elimination of free tickets and heavily-discounted product offerings.

The $8.94 increase in guest spending per capita compared to third quarter 2021 was driven by a $6.23 increase in Admissions spending per capita and a $2.71 increase in In-park spending per capita. The increase in Admissions spending per capita was primarily driven by higher realized ticket pricing and a higher mix of single day tickets. The higher In-park spending reflects the company’s in-park pricing initiatives.

The company partially offset the decrease in revenue with lower cash operating costs. The reduction in operating costs was driven by full-time headcount reductions, fewer total employee hours worked, and lower advertising costs. These efficiency measures were offset by higher wage rates, and increases in repair and maintenance, utilities, and other costs due to inflation.

The company had a net income of $116 million in third quarter 2022, compared to $157 million in third quarter 2021. The income per share was $1.39 compared to an income per share of $1.80 in third quarter 2021, driven by lower revenues partially offset by a reduction in expenses. Adjusted EBITDA was $226 million, a decrease of $53 million compared to third quarter 2021.

First Nine Months 2022 Results

	Nine Months Ended
(Amounts in millions, except per share data)	October 2, 2022	October 3, 2021	% Change vs. 2021
Total revenue	$1,078	$1,180	(9)%
Net income attributable to Six Flags Entertainment	$96	$132	(28)%
Net income per share, diluted	$1.13	$1.51	(23)%
Adjusted EBITDA (1)	$366	$404	(9)%
Attendance	16.4	21.9	(25)%
Spending per capita figures (2)
Total guest spending per capita	$63.63	$52.24	22%
Admissions spending per capita	$36.36	$28.95	26%
In-park spending per capita	$27.27	$23.29	17%

Total revenue for the first nine months 2022 decreased $102 million, or 9%, compared to the first nine months 2021, driven by lower attendance partially offset by higher per capita spending. The lower attendance was driven by an increase in ticket prices and elimination of free tickets and heavily-discounted product offerings. In addition, due to the adoption of a fiscal reporting calendar commencing January 1, 2021, there were three fewer days in the first nine months 2022 compared to the first nine months 2021, which accounted for 89 thousand additional guests in the first nine months 2021. (3)

The $11.39 increase in guest spending per capita compared to first nine months 2021 was driven by a $7.41 increase in Admissions spending per capita and a $3.98 increase in In-park spending per capita. The increase in Admissions spending per capita was primarily driven by higher realized ticket pricing and a higher mix of single day tickets. The higher In-park spending reflects the company’s in-park pricing initiatives.

The company partially offset the decrease in revenue with lower cash operating costs. The reduction in operating costs was driven by full-time headcount reductions, fewer total employee hours worked, and lower advertising costs. These efficiency measures were offset by higher wage rates, and increases in repair and maintenance, utilities, and other costs due to inflation. In addition, there were increased operating days in first half 2022 compared to the prior year period, which was negatively impacted by pandemic-related closures and operating restrictions.

The company had net income of $96 million in the first nine months 2022, compared to $132 million in the prior year period. The income per share was $1.13 compared to an income per share of $1.51 in the first nine months 2021. Adjusted EBITDA was $366 million, a decrease of $38 million compared to the first nine months 2021, driven by lower revenues partially offset by a reduction in expenses. During the second quarter 2021, the company received $11.3 million related to one of its terminated international development agreements in China. Excluding the impact of the payment, Adjusted EBITDA decreased $27 million compared to the first nine months 2021.

Balance Sheet and Capital Allocation

As of October 2, 2022, the company had total reported debt of $2,389 million, and cash or cash equivalents of $73 million. Deferred revenue was $127 million as of October 2, 2022, a decrease of $98 million, or 44%, from October 3, 2021. The decrease was primarily due to lower unit sales of season passes and memberships. In the first nine months 2022, the company invested $73 million in new capital, net of insurance recoveries.

Conference Call

At 7:00 a.m. Central Time today, November 10, 2022, the company will host a conference call to discuss its third quarter 2022 financial performance. The call is accessible through either the Six Flags Investor Relations website at investors.sixflags.com or by dialing 1-833-629-0614 in the United States or +1-412-317-9257 outside the United States and requesting the Six Flags earnings call. A replay of the call will be available on the company’s investor relations site https://investors.sixflags.com.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company with 27 parks across the United States, Mexico and Canada. For 61 years, Six Flags has entertained hundreds of millions of guests with world-class coasters, themed rides, thrilling waterparks and unique attractions. Six Flags is committed to creating an inclusive environment that fully embraces the diversity of our team members and guests. For more information, visit www.sixflags.com

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding (i) the effect, impact, potential duration or other implications of the COVID-19 pandemic or virus variants, and any expectations we may have with respect thereto including the continuing efficacy of the COVID-19 vaccines, (ii) the adequacy of our cash flows from operations, available cash and available amounts under our credit facilities to meet our liquidity needs, including in the event of a prolonged closure of one or more of our parks, (iii) our ability to execute our strategy to significantly improve our financial performance and the guest experience, (iv) expectations regarding consumer demand for regional, outdoor, out-of-home entertainment, including for our parks, and (v) expectations regarding our annual income tax liability and the availability and effect of net operating loss carryforwards and other tax benefits.

Forward-looking statements include all statements that are not historical facts and often use words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects," "may," "should," "could" and variations of such words or similar expressions. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, factors impacting attendance, such as local conditions, natural disasters, contagious diseases, including COVID-19 and Monkeypox, or the perceived threat of contagious diseases, events, disturbances and terrorist activities; regulations and guidance of federal, state and local governments and health officials regarding the response to COVID-19 or other health emergencies such as Monkeypox, including with respect to business operations, safety protocols and public gatherings; economic impact of political instability and conflicts globally, including the war in Ukraine; recall of food, toys and other retail products sold at our parks; accidents or incidents involving the safety of guests and employees, or contagious disease outbreaks occurring at our parks or other parks in the industry and adverse publicity concerning our parks or other parks in the industry; availability of commercially reasonable insurance policies at reasonable rates; inability to achieve desired improvements and our financial performance targets; adverse weather conditions such as excess heat or cold, rain and storms; general financial and credit market conditions, including our ability to access credit or raise capital; the increased cost of capital due to raising interest rates; macro-economic conditions (including supply chain issues and the impact of inflation on customer spending patterns); changes in public and consumer tastes; construction delays in capital improvements or ride downtime; competition with other theme parks, waterparks and entertainment alternatives; dependence on a seasonal workforce; unionization activities and labor disputes; laws and regulations affecting labor and employee benefit costs, including increases in state and federally mandated minimum wages, and healthcare reform; environmental laws and regulations; laws and regulations affecting corporate taxation; pending, threatened or future legal proceedings and the significant expenses associated with litigation; cybersecurity risks; and other factors could cause actual results to differ materially from the company’s expectations, including the risk factors or uncertainties listed from time to time in the company’s filings with the Securities and Exchange Commission (the “SEC”). Although we believe that the expectations reflected in such forward-looking statements are reasonable, we make no assurance that such expectations will be realized and actual results could vary materially. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in our Annual and Quarterly Reports on Forms 10-K and 10-Q, and our other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at investors.sixflags.com and on the SEC’s website at www.sec.gov.

Footnotes

(1)	See the following financial statements and Note 4 to those financial statements for a discussion of Adjusted EBITDA (a non-GAAP financial measure) and its reconciliation to net income (loss).
(2)	We use certain per capita metrics that are non-GAAP measures of the performance of our business on a per guest basis and believe that these metrics provide relevant and useful information for investors because they assist in comparing our operating performance on a consistent basis, make it easier to compare our results with those of other companies and our industry and allows investors to review performance in the same manner as our management.
•	Total guest spending per capita is the total revenue generated from our guests, on a per guest basis, through admissions and in-park spending. Total guest spending per capita is calculated by dividing the sum of Park admissions revenue and Park food merchandise and other revenue by total attendance.
•	Admissions revenue per capita is the total revenue generated from our guests, on a per guest basis, to enter our parks. Admissions revenue per capita is calculated by dividing Park admission revenue by total attendance.
•	Non-admissions revenue per capita is the total revenue generated from our guests, on a per guest basis, on items sold within our parks, such as food, games and merchandise. Non-admission revenue per capita is calculated by dividing Park food, merchandise and other revenue by total attendance.
(3)	Comparable periods are January 1 through October 3, 2021, compared to January 3 through October 2, 2022, resulting in three additional days in 2021.

Statement of Operations Data (1)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	October 2, 2022	October 3, 2021	October 2, 2022	October 3, 2021	October 2, 2022	October 3, 2021
Park admissions	$280,502	$345,217	$595,266	$634,716	$756,199	$693,674
Park food, merchandise and other	209,099	280,499	446,449	510,620	591,280	553,255
Sponsorship, international agreements and accommodations	15,230	12,568	36,645	34,759	47,691	41,768
Total revenues	504,831	638,284	1,078,360	1,180,095	1,395,170	1,288,697
Operating expenses (excluding depreciation and amortization shown separately below)	181,162	228,119	464,688	504,530	606,890	611,878
Selling, general and administrative expenses (excluding depreciation, amortization, and stock-based compensation shown separately below)	36,558	56,480	122,015	150,687	179,232	164,567
Costs of products sold	40,164	54,100	85,989	100,509	111,208	111,674
Other net periodic pension benefit	(1,480)	(76)	(4,851)	(3,409)	(7,289)	(5,614)
Depreciation	30,181	28,047	86,756	84,921	116,247	116,205
Amortization	5	6	16	17	21	23
Stock-based compensation	1,676	7,876	9,124	1,863	13,072	18,837
Loss (gain) on disposal of assets	5,038	624	3,036	114,797	13,310	(906)
Interest expense, net	34,197	38,095	107,705	(234)	145,578	152,690
Loss on debt extinguishment	—	—	17,533	—	17,533	—
Other expense, net	521	346	1,882	8,796	11,208	14,507
Income before income taxes	176,809	224,667	184,467	271,618	188,160	104,836
Income tax expense	38,654	46,543	44,257	43,930	49,949	16,916
Net income	138,155	178,124	140,210	173,688	138,211	87,920
Less: Net income attributable to noncontrolling interests	(22,326)	(20,883)	(44,651)	(41,766)	(44,651)	(41,766)
Net income attributable to Six Flags Entertainment Corporation	$115,829	$157,241	$95,559	$131,922	$93,560	$46,154

Weighted-average common shares outstanding:
Basic:	83,094	85,919	84,762	85,596	85,084	85,453
Diluted:	83,107	87,259	84,921	87,078	86,264	86,835

Net income per average common share outstanding:
Basic:	$1.39	$1.83	$1.13	$1.54	$1.10	$0.54
Diluted:	$1.39	$1.80	$1.13	$1.51	$1.10	$0.53

	As of
	October 2, 2022	January 2, 2022	October 3, 2021
(Amounts in thousands, except share data)	(unaudited)		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$73,314	$335,585	$389,857
Accounts receivable, net	72,299	97,722	137,575
Inventories	48,493	27,273	28,996
Prepaid expenses and other current assets	77,329	55,455	65,715
Total current assets	271,435	516,035	622,143
Property and equipment, net:
Property and equipment, at cost	2,559,635	2,501,829	2,454,929
Accumulated depreciation	(1,320,141)	(1,250,902)	(1,226,947)
Total property and equipment, net	1,239,494	1,250,927	1,227,982
Other assets:
Right-of-use operating leases, net	176,178	186,754	189,616
Debt issuance costs	3,298	4,899	5,433
Deposits and other assets	9,873	6,170	5,949
Goodwill	659,618	659,618	659,618
Intangible assets, net of accumulated amortization of $278, $261 and $255 as of October 2, 2022, January 2, 2022 and October 3, 2021, respectively	344,170	344,187	344,193
Total other assets	1,193,137	1,201,628	1,204,809
Total assets	$2,704,066	$2,968,590	$3,054,934

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$47,808	$38,251	$60,659
Accrued compensation, payroll taxes and benefits	14,838	51,473	48,543
Accrued insurance reserves	44,563	32,182	29,259
Accrued interest payable	26,616	50,554	33,220
Other accrued liabilities	102,382	101,790	115,552
Deferred revenue	126,578	177,831	224,083
Short-term borrowings	110,000	—	—
Short-term lease liabilities	11,451	11,158	11,004
Total current liabilities	484,236	463,239	522,320
Noncurrent liabilities:
Long-term debt	2,279,220	2,629,524	2,627,803
Long-term lease liabilities	162,569	178,200	176,670
Other long-term liabilities	5,519	9,469	29,705
Deferred income taxes	194,358	148,291	150,531
Total noncurrent liabilities	2,641,666	2,965,484	2,984,709
Total liabilities	3,125,902	3,428,723	3,507,029

Redeemable noncontrolling interests	543,719	522,067	542,950

Stockholders' deficit:
Preferred stock, $1.00 par value	—	—	—
Common stock, $0.025 par value, 280,000,000 shares authorized; 83,152,582, 86,162,879 and 85,981,788 shares issued and outstanding at October 2, 2022, January 2, 2022 and October 3, 2021, respectively	2,079	2,154	2,149
Capital in excess of par value	1,105,053	1,120,084	1,118,353
Accumulated deficit	(1,998,868)	(2,023,251)	(2,021,252)
Accumulated other comprehensive loss, net of tax	(73,819)	(81,187)	(94,295)
Total stockholders' deficit	(965,555)	(982,200)	(995,045)
Total liabilities and stockholders' deficit	$2,704,066	$2,968,590	$3,054,934

	Nine Months Ended
(Amounts in thousands)	October 2, 2022	October 3, 2021
Cash flows from operating activities:
Net income	$140,210	$173,688
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	86,772	84,938
Stock-based compensation	9,124	17,514
Interest accretion on notes payable	833	831
Loss on debt extinguishment	17,533	—
Amortization of debt issuance costs	5,531	5,933
Other, including loss (gain) on disposal of assets	2,760	(610)
Change in accounts receivable	25,519	(101,080)
Change in inventories, prepaid expenses and other current assets	(43,543)	17,333
Change in deposits and other assets	(3,697)	1,147
Change in ROU operating leases	10,176	7,072
Change in accounts payable, deferred revenue, accrued liabilities and other long-term liabilities	(62,274)	93,742
Change in operating lease liabilities	(14,628)	(15,050)
Change in accrued interest payable	(23,938)	(26,964)
Deferred income taxes	43,434	47,445
Net cash provided by operating activities	193,812	305,939

Cash flows from investing activities:
Additions to property and equipment	(78,038)	(61,815)
Property insurance recoveries	4,655	—
Purchase of identifiable intangible assets	—	(12)
Proceeds from sale of assets	—	46
Net cash used in investing activities	(73,383)	(61,781)

Cash flows from financing activities:
Repayment of borrowings	(450,000)	(2,000)
Proceeds from borrowings	200,000	2,000
Stock repurchases	(96,774)	—
Redemption premium payments on debt extinguishment	(12,600)	—
Payment of cash dividends	(199)	(779)
Proceeds from issuance of common stock	1,665	13,605
Reduction in finance lease liability	(2,025)	(484)
Payment of tax withholdings on equity-based compensation through shares withheld	(414)	(2,201)
Purchase of redeemable noncontrolling interest	(556)	(1,115)
Distributions to noncontrolling interests	(22,326)	(20,883)
Net cash used in financing activities	(383,229)	(11,857)

Effect of exchange rate on cash	529	(204)

Net change in cash and cash equivalents	(262,271)	232,097
Cash and cash equivalents at beginning of period	335,585	157,760
Cash and cash equivalents at end of period	$73,314	$389,857

Supplemental cash flow information
Cash paid for interest	$125,919	$134,921
Cash paid for income taxes (6)	$3,582	$783

Definition and Reconciliation of Non-GAAP Financial Measures

We prepare our financial statements in accordance with United States generally accepted accounting principles ("GAAP"). In our press release, we make reference to non-GAAP financial measures including Modified EBITDA, Adjusted EBITDA and Adjusted EBITDA minus capex. The definition for each of these non-GAAP financial measures is set forth below in the notes to the reconciliation tables. We believe that these non-GAAP financial measures provide important and useful information for investors to facilitate a comparison of our operating performance on a consistent basis from period to period and make it easier to compare our results with those of other companies in our industry. We use these measures for internal planning and forecasting purposes, to evaluate ongoing operations and our performance generally, and in our annual and long-term incentive plans. By providing these measures, we provide our investors with the ability to review our performance in the same manner as our management.

However, because these non-GAAP financial measures are not determined in accordance with GAAP, they are susceptible to varying calculations, and not all companies calculate these measures in the same manner. As a result, these non-GAAP financial measures as presented may not be directly comparable to a similarly titled non-GAAP financial measure presented by another company. These non-GAAP financial measures are presented as supplemental information and not as alternatives to any GAAP financial measures. When reviewing a non-GAAP financial measure, we encourage our investors to fully review and consider the related reconciliation as detailed below.

The following tables set forth a reconciliation of net income to Adjusted EBITDA for the three month and nine month periods ended October 3, 2022, and October 2, 2021:

	Three Months Ended		Nine Months Ended
(Amounts in thousands, except per share data)	October 2, 2022	October 3, 2021	October 2, 2022	October 3, 2021
Net income	$138,155	$178,124	$140,210	$173,688
Income tax expense	38,654	46,543	44,257	43,930
Other expense, net (2)	521	346	1,882	8,796
Loss on debt extinguishment	—	—	17,533	—
Interest expense, net	34,197	38,095	107,705	114,563
Loss on disposal of assets	5,038	624	3,036	1,863
Amortization	5	6	16	17
Depreciation	30,181	28,047	86,756	84,921
Stock-based compensation	1,676	7,876	9,124	17,514
Modified EBITDA (3)	$248,427	$299,661	$410,519	$445,292
Third party interest in EBITDA of certain operations (4)	(22,326)	(20,883)	(44,651)	(41,766)
Adjusted EBITDA (3)	$226,101	$278,778	$365,868	$403,526
Capital expenditures, net of property insurance recovery (5)	(18,041)	(19,565)	(73,383)	(61,815)
Adjusted EBITDA minus capex (3)	$208,060	$259,213	$292,485	$341,711

(1)	Revenues and expenses of international operations are converted into U.S. dollars on an average basis as provided by GAAP.
(2)	Amounts recorded as “Other expense, net” include certain non-recurring costs incurred in conjunction with changes made to our organizational structure in December 2021 and the transformation plan initiated in early 2020.
(3)	“Modified EBITDA,” a non-GAAP measure, is defined as our consolidated income (loss) from continuing operations: excluding the following: the cumulative effect of changes in accounting principles, discontinued operations gains or losses, income tax expense or benefit, restructure costs or recoveries, reorganization items (net), other income or expense, gain or loss on early extinguishment of debt, equity in income or loss of investees, interest expense (net), gain or loss on disposal of assets, gain or loss on the sale of investees, amortization, depreciation, stock-based compensation, and fresh start accounting valuation adjustments. Modified EBITDA, as defined herein, may differ from similarly titled measures presented by other companies. Management uses non-GAAP measures for budgeting purposes, measuring actual results, allocating resources and in determining employee incentive compensation. We believe that Modified EBITDA provides relevant and useful information for investors because it assists in comparing our operating performance on a consistent basis, makes it easier to compare our results with those of other companies in our industry as it most closely ties our performance to that of our competitors from a park-level perspective and allows investors to review performance in the same manner as our management.

"Adjusted EBITDA," a non-GAAP measure, is defined as Modified EBITDA minus the interests of third parties in the Modified EBITDA of properties that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags White Water Atlanta and Six Flags Over Texas). Adjusted EBITDA is approximately equal to “Parent Consolidated Adjusted EBITDA” as defined in our secured credit agreement, except that Parent Consolidated Adjusted EBITDA excludes Adjusted EBITDA from equity investees that is not distributed to us in cash on a net basis and has limitations on the amounts of certain expenses that are excluded from the calculation. Adjusted EBITDA as defined herein may differ from similarly titled measures presented by other companies. Our board of directors and management use Adjusted EBITDA to measure our performance and our current management incentive compensation plans are based largely on Adjusted EBITDA. We believe that Adjusted EBITDA is frequently used by all our sell-side analysts and most investors as their primary measure of our performance in the evaluation of companies in our industry. In addition, the instruments governing our indebtedness use Adjusted EBITDA to measure our compliance with certain covenants and, in certain circumstances, our ability to make certain borrowings. Adjusted EBITDA, as computed by us, may not be comparable to similar metrics used by other companies in our industry.

“Adjusted EBITDA minus capex,” a non-GAAP measure, is defined as Adjusted EBITDA minus capital expenditures, net of property insurance recoveries. Adjusted EBITDA minus capex as defined herein may differ from similarly titled measures presented by other companies. Our board of directors and managed use Adjusted EBITDA minus capex to measure our performance and our current management incentive compensation plans are based largely on Adjusted EBITDA minus capex. We believe that Adjusted EBITDA minus capex is frequently used by all our sell-side analysts and most investors as their primary measure of our performance in the evaluation of companies in our industry. Adjusted EBITDA minus capex, as computer by us, may not be comparable to similar metrics used by other companies in our industry.

(4)	Represents interests of non-controlling interests in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas and Six Flags White Water Atlanta.
(5)	Capital expenditures, net of property insurance recovery (“capex”) represents cash spent on property, plant and equipment, net of property insurance recoveries.
(6)	Cash taxes represents statutory taxes paid, primarily driven by Mexico and state level obligations. Based on our current federal net operating loss carryforwards, we anticipate paying minimal federal income taxes in 2022 and do not anticipate becoming a full cash taxpayer until at least 2024.